UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

Advanta Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 657-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 17, 2009, Advanta Bank (the “Bank”), a wholly owned subsidiary of Advanta Corp. (the “Company”) that is a Delaware state bank that is currently not material to the Company’s consolidated operating results, received a Temporary Cease and Desist Order (the “Temporary Order”) issued against it by the Federal Deposit Insurance Corporation (the “FDIC”). The Temporary Order was effective immediately and places restrictions on, and in some cases prohibits, certain transactions and payments between the Bank and its affiliates. The Temporary Order includes provisions requesting additional information from the Bank related to certain prior transactions and providing the FDIC with broad access to the records of the Bank and its affiliates, including the Company. The Bank, which is well-capitalized and holds no consumer deposits, believes the issuance of the Temporary Order is in violation of the Federal Deposit Insurance Act and has filed a motion for a preliminary injunction or temporary restraining order to prohibit or limit the enforcement of the Temporary Order.

On December 17, 2009, the FDIC also filed a Notice of Charges and of Hearing (the “Notice”) to initiate an administrative proceeding against the Bank that would seek to impose a proposed Order to Cease and Desist (the “Proposed Order”) on the Bank that would include the provisions of the Temporary Order as well as additional restrictions and requirements on executive compensation for certain of the Bank’s officers and the composition of the Bank’s Board of Directors. The Bank intends to oppose the imposition of this Proposed Order as well.

These actions by the FDIC against the Bank follow regulatory actions that were taken by the FDIC in June 2009 involving the Company’s other bank subsidiary, Advanta Bank Corp. (“ABC”). As previously disclosed, ABC entered into regulatory agreements with the FDIC and the Utah Department of Financial Institutions (“UDFI”) consenting to the requirements of cease and desist orders. ABC did not admit any wrongdoing in entering into the agreements and entered into the agreements in the interest of expediency and to avoid litigation and the costs associated therewith. One of the cease and desist orders places significant restrictions on ABC’s activities and operations, including its deposit-taking operations, and requires the maintenance of certain minimum capital ratios. Also as previously disclosed, ABC was not in compliance with the minimum capital requirements at September 30, 2009. The other cease and desist order required ABC to make certain restitution payments that have now been completed.

In November 2009, after the Company filed its petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, the FDIC requested that certain directors and officers of ABC who are also directors and/or officers of the Company resign from their positions with ABC. In response, Dennis Alter resigned as a Director and Chairman of ABC, William A. Rosoff resigned as Vice Chairman of ABC and Philip M. Browne resigned as a Director of ABC. After these resignations, ABC entered into agreements with the FDIC and the UDFI consenting to the requirements of additional cease and desist orders that modify certain of the requirements of the original cease and desist orders. The modifications place additional restrictions on transactions and payments between ABC and the Company.

This Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are the uncertainties associated with the impact and outcome of litigation and legal, regulatory, administrative and other claims, investigations or proceedings. The cautionary statements provided above are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date: December 24, 2009

By: /s/ Jay A. Dubow
Jay A. Dubow, Chief
Administrative Officer, Senior Vice
President, Secretary and
General Counsel